As filed with the United States Securities and Exchange Commission on September 3, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STABLECOINX INC.

(Exact name of registrant as specified in its charter)

Delaware	39-3052555
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6160 Warren Parkway, Suite 100 Frisco, TX	75034
(Address of Principal Executive Offices)	(Zip Code)

StablecoinX Inc. 2026 Stock Incentive Plan

(Full title of the plan)

Young Cho

Chief Financial Officer

6160 Warren Parkway, Suite 100

Frisco, TX 75034

(Name and address of agent for service)

 (302) 803-6849

(Telephone number, including area code, of agent for service)

Copies to:

Elliott Smith

Sarah Ross

Jordan Leon

Ashurst Perkins Coie LLP

1155 Avenue of the Americas

New York, New York 10036

Tel: (212) 262-6900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

StablecoinX Inc. (the “Company” or the “Registrant”) has filed with the Securities and Exchange Commission (the “Commission”) this registration statement on Form S-8 (this “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”) 1,802,203 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) reserved for issuance under the StablecoinX Inc. 2026 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or made available to participants in the StablecoinX Inc. 2026 Stock Incentive Plan, as applicable, in accordance with Rule 428(b)(1) under the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following:

●	the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2026, which includes the information required by Form 10 pursuant to Item 2.01(f) of Form 8-K and contains the audited financial statements of the Company for the latest fiscal year for which such statements have been filed;

●	the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 14, 2026;

●	the Company’s Current Report on Form 8-K filed with the SEC on August 24, 2026; and

●	the description of the Company’s Class A Common Stock contained in the Company’s registration statement on Form 8-A filed with the SEC on June 25, 2026 (File No. 001-43372), to register such securities under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

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Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person acted in any of the capacities described above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper.

Section 145(c) of the DGCL further provides that, to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Section 145(e) of the DGCL permits a corporation to pay expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145. Section 145(f) provides that the indemnification and advancement of expenses provided by or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 also provides that indemnification and advancement of expenses under Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of such person’s heirs, executors and administrators. Section 145(g) permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 102(b)(7) of the DGCL permits a corporation’s certificate of incorporation to contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Such a provision may not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in the case of a director, under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit; and, in the case of an officer, such a provision may not eliminate or limit liability for any action by or in the right of the corporation. For purposes of Section 102(b)(7), “officer” means only an officer who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service by delivery of process pursuant to Section 3114(b) of the DGCL.

Additionally, our Certificate of Incorporation eliminates the personal liability of our directors and officers for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. Our Certificate of Incorporation also provides that we may indemnify and advance expenses to the fullest extent permitted by law, and our Bylaws require us to indemnify and hold harmless, and to advance expenses to, our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify such persons to the fullest extent permitted by applicable law against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and to advance expenses, subject to an undertaking to repay amounts advanced if it is ultimately determined that the person is not entitled to indemnification. We also maintain a directors’ and officers’ liability insurance policy that insures our directors and officers against certain liabilities. Any claims for indemnification or advancement of expenses by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

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Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Documents
4.1	Amended and Restated Certificate of Incorporation of StablecoinX Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2026).

4.2	Amended and Resatated Bylaws of StablecoinX Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2026).

5.1*	Opinion of Ashurst Perkins Coie US LLP.

23.1*	Consent of WithumSmith+Brown, PC.

23.2*	Consent of Ashurst Perkins Coie US LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1	StablecoinX Inc. 2026 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 of the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2026).

99.2	Form of Restricted Stock Unit Award Notice (incorporated by reference to Exhibit 10.11 of the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2026).

107*	Filing Fee Table.

*	Filed herewith.

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Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on September 3, 2026.

STABLECOINX INC.

By:	/s/ Young Cho
Name:	Young Cho
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Young Cho and Edward Chen and each of them singly (with full power to each of them to act alone), the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for the person and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments or supplements to this Registration Statement, including any post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward Chen	Chief Executive Officer and Chairman	September 3, 2026
Edward Chen	(Principal Executive Officer)

/s/ Young Cho	Chief Financial Officer	September 3, 2026
Young Cho	(Principal Financial Officer and Principal Accounting Officer)

/s/ Marc Piano	Director	September 3, 2026
Marc Piano

/s/ John Griffiths	Director	September 3, 2026
John Griffiths

/s/ Alkesh Shah	Director	September 3, 2026
Alkesh Shah

/s/ Thomas Tarala	Director	September 3, 2026
Thomas Tarala

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